Exhibit 99.1

      Gene Logic Reports Third Quarter 2005 Financial Results; Signs Drug Repositioning Agreement with Pfizer; Achieves Profitability in Genomics Business for Third Consecutive Quarter; Updates Financial Guidance

     GAITHERSBURG, Md.--(BUSINESS WIRE)--Oct. 28, 2005--Gene Logic Inc. (NASDAQ:GLGC) today reported financial results for the third quarter and nine months ended September 30, 2005.

     Quarterly Highlights

     Corporate

     -- The Company announced a revision to its 2005 financial guidance, showing improved earnings on lower revenue.

     Drug Repositioning and Selection(TM) Services ("DRS Business")

     -- The Company entered into a milestone and royalty based agreement with Pfizer, Inc. to reposition a significant number of drug candidates from a broad range of therapeutic areas.

     -- The Company has surpassed its goal of initiating repositioning work on at least twenty (20) compounds by year end 2005.

     -- The Company has moved to animal model validation or partner evaluation discussions regarding six (6) of the compounds currently in the repositioning program.

     Genomics and Toxicogenomics Services ("Genomics Business")

     -- This segment achieved operating profitability for a third consecutive quarter.

     -- The Company initiated a variety of genomics and toxicogenomics services work with six (6) new customers, bringing to twenty-two (22) the total number of new genomics and toxicogenomics customers signed during 2005.

     -- The Company continued to make progress on its planned upgrade of its BioExpress database using the latest Affymetrix human microarrays, with anticipated completion by year end 2005.

     Nonclinical Services ("Nonclinical Business")

     -- The Company announced a non-cash impairment charge against the goodwill associated with its Nonclinical Business; the impairment of goodwill totaled $32.8 million.

     -- The Company continued a realignment and expansion of its nonclinical sales force into key growth markets.

     -- During the fourth quarter, the Company reduced the number of employees in the Nonclinical Business in order to more properly align staffing with anticipated revenue over the near term; the Company expects this restructuring effort will result in improved operational efficiencies for this segment.

     Revenue

     Total revenue for the third quarter of 2005 was $17.1 million compared to $17.0 million for the third quarter of 2004. For the 2005 period, the Company's Genomics Business revenue decreased $0.2 million, or 2%, the Company's Nonclinical Business revenue increased $0.1 million, or 3%, and, while not material, the Company's DRS Business recorded a small amount of revenue.
     Total revenue for the nine months of 2005 was $57.0 million compared to $55.9 million for 2004, an increase of $1.1 million, or 2%. For the 2005 period, revenue for the Company's Genomics Business increased 2%, revenue from the Company's Nonclinical Business was unchanged, and, while not material, the Company's DRS Business recorded a small amount of revenue.
     Revenue for the Company's Genomics Business for the third quarter 2005 does not include $2.6 million in revenue (for services delivered during the third quarter), which was deferred into future periods, associated with specific multiple-element contracts. Of this amount, the Company expects to record as revenue in the fourth quarter of 2005 at least $1.4 million, with the remainder to be recorded in future periods. The Company anticipates that it could enter into additional multiple-element contracts in the future, as the Company expands its portfolio of service offerings and reduces its historical reliance on large, multi-year subscriptions; this may result in uneven revenue due to the nature of revenue recognition associated with multiple-element arrangements.

     Operating Expenses

     Operating expenses consist of costs for adding content to the Company's Genomics Business databases, costs for developing its DRS Business and sales and marketing and general and administrative expenses associated with all of the Company's business segments. Operating expenses do not include the cost of sales for the Nonclinical Business.
     For the third quarter of 2005, total operating expenses were $50.2 million compared to $25.9 million for the third quarter of 2004. Total operating expenses for the third quarter of 2005 reflect the impact of the $32.8 million goodwill impairment charge and the Company's expenses of $3.2 million in its DRS Business. Total operating expenses for the third quarter of 2004 reflect the impact of the $9.1 million purchased research and development ("R&D") write-off recorded in connection with the Company's acquisition of certain drug repositioning and selection technologies from Millennium Pharmaceuticals, Inc. and the $0.8 million expenses in the DRS Business. Excluding the goodwill impairment charge, the purchased R&D write-off and the expenses in the DRS Business, the Company's third quarter 2005 operating expenses declined by $1.8 million, or 11%, over the third quarter of 2004, primarily due to lower operating expenses associated with the Genomics Business, as described below.
     For the first nine months of 2005, total operating expenses were $84.6 million compared to $61.6 million for the same period of 2004. Total operating expenses for the first nine months of 2005 reflect the impact of the $32.8 million goodwill impairment charge and the Company's expenses of $8.4 million in its DRS Business. Total operating expenses for the first nine months of 2004 reflect the impact of the $9.1 million purchased R&D write-off and the $0.8 million expenses in the DRS Business. Excluding the goodwill impairment charge, the purchased R&D write-off and the expenses in the DRS Business, the Company's year to date 2005 operating expenses declined $8.3 million, or 16%, over those of 2004, primarily due to lower operating expenses associated with the Genomics Business, as described below.

     Segment Operating Income (Loss)

     Note: Management uses operating income to evaluate segment performance. To arrive at operating income, the Company has included all direct costs for providing its services and an allocation for corporate overhead applied on a consistent and reasonable basis. The Company has excluded the cost of income taxes and interest income or expense and could also exclude certain unusual or corporate related costs in the future. In addition, while the Company's consolidated results of operation include adjustments to reflect the elimination of inter-company transactions, individual segments may include these types of transactions. The Company does not believe these transactions are material and believes that their inclusion would not impact either management's or shareholders' understanding of our various segments. For the purpose of clarity, revenue is reported net of inter-company transactions.

     The following segment operating results exclude the impact of two items:

     -- a $32.8 million expense for goodwill impairment in 2005; and

     -- a $9.1 million purchased R&D expense related to the acquisition of the drug repositioning and selection technologies from Millennium Pharmaceuticals, Inc. in 2004.


Segment Operating Results for the Third Quarter Ended
September 30, 2005
-----------------------------------------------------

                                           Q3 2005  Q3 2004  % Change
                                           -------- -------- ---------
Genomics and toxicogenomics services       $    27  $(1,861)    101%
Nonclinical services                        (4,452)  (4,030)    -10%
Drug repositioning and selection services   (3,121)    (816)   -282%
                                           -------- -------- ---------
Total operating income (loss)              $(7,546) $(6,707)    -13%
                                           -------- -------- ---------


Segment Operating Results for the Nine Months Ended September 30, 2005
----------------------------------------------------------------------

                                         9 Months  9 Months
                                           2005      2004    % Change
                                         --------- --------- ---------
Genomics and toxicogenomics services     $  2,539  $ (6,429)    139%
Nonclinical services                      (10,302)   (8,881)    -16%
Drug repositioning and selection
 services                                  (8,038)     (816)   -885%
                                         --------- --------- ---------
Total operating income (loss)            $(15,801) $(16,126)     2%
                                         --------- --------- ---------

     Genomics Business:

     For the third quarter of 2005, the Genomics Business segment reported an operating profit of $27,000 compared to an operating loss of $1.9 million for the third quarter of 2004. The 2005 results reflect reduced expenses related to new content development for the Company's databases, including lower microarray and tissue usage and lower amortization expense.
     For the nine months of 2005, the Genomics Business segment reported an operating profit of $2.5 million compared to an operating loss of $6.4 million for the nine months of 2004. The 2005 results reflect the impact of increased sales and reduced database production costs, including lower microarray and tissue usage, lower amortization expense and lower costs for agreements with third-party suppliers.

     Nonclinical Business:

     For the third quarter of 2005, the Nonclinical Business segment reported an operating loss of $4.5 million compared to $4.0 million for the third quarter of 2004. The 2005 results reflect flat revenue and an increase of $0.5 million in costs of services, including higher facility, labor and support expenses associated with the Company's ongoing underutilization of existing study capacity.
     For the nine months of 2005, the Nonclinical Business segment reported an operating loss of $10.3 million compared to $8.9 million for the nine months of 2004. The 2005 results reflect the impact of continued lower gross margins, flat revenue growth year-to-date and, most significantly, higher labor and support expenses associated with the Company's ongoing underutilization of existing study capacity.

     DRS Business:

     For the third quarter and nine months of 2005, the Company's investment in its DRS Business segment was $3.1 million and $8.0 million, respectively, compared to $0.8 million in both prior year periods. This increase reflects the scale-up and development of this segment over the past 15 months.

     Goodwill Impairment

     On September 22, 2005, the Company determined that the value of the goodwill asset that resulted from the April 1, 2003 acquisition of TherImmune Research Corporation, now Gene Logic Laboratories Inc., the Company's Nonclinical Business, was impaired. Upon the completion of the required testing, analysis and review of the Company's forecasts as well as a full review of the valuation provided by the Company's third-party valuation specialist, the Company has determined the value of the goodwill impairment to be $32.8 million, which it has recorded as a non-cash expense on its financial statements. Previously, the Nonclinical Business goodwill was valued at $43 million. The Company does not expect that this impairment will result in any future cash expenditures.

     Net Loss

     Note: The Company reports non-GAAP results, which excludes certain non-operational charges and non-cash charges that management generally does not consider in evaluating the Company's ongoing operations. The Company provides non-GAAP results as a complement to GAAP results. Management believes these non-GAAP measures are helpful to investors because they indicate underlying trends in the Company's core operations (defined as a combination of the Genomics Business and the Nonclinical Business) and provide useful period-to-period financial comparisons. A reconciliation of non-GAAP to GAAP results is included in a supplemental table which follows the condensed consolidated financial statements.
     For 2005, excluding the impact of the $32.8 million goodwill impairment charge and $3.2 million (third quarter) and $8.4 million (nine months) in operating expenses associated with the Company's DRS Business, the Company's total consolidated net losses for the three and nine months ended September 30 were $3.5 and $5.0 million, or $0.11 and $0.16 per share, respectively.
     For 2004, excluding the impact of $9.1 million in purchased R&D expenses associated with the Company's acquisition of certain drug repositioning and selection technologies from Millennium Pharmaceuticals, the impact of the one-time income tax credit of $0.8 million associated with the implementation of a new income tax treaty in 2004, and $0.8 million (third quarter and nine months) in operating expenses associated with the Company's DRS Business, the Company's total consolidated net losses for the three and nine months ended September 30 were $3.9 and $13.8 million, or $0.12 and $0.44 per share, respectively.
     Total consolidated net losses for the third quarter of 2005 were $39.5 million, or $1.24 per share, compared to $14.6 million, or $0.46 per share, for the third quarter of 2004.
     Total consolidated net losses for the nine months of 2005 were $46.2 million, or $1.46 per share, compared to $24.5 million, or $0.78 per share, for the nine months of 2004.

     Backlog

     As of September 30, 2005, Gene Logic had a backlog for its Nonclinical Business of approximately $17 million; this backlog consists of commitments under signed task orders (or other written firm commitments), excluding any amounts thereunder already recognized as revenue.

     Cash

     As of September 30, 2005, Gene Logic had approximately $91.3 million in combined cash, cash equivalents and marketable securities available-for-sale.

     Financial Guidance

     The following updates and replaces all previous Company financial guidance.

     Corporate:

     With regard to contribution to consolidated net losses, for the first nine months of 2005, the Company's Genomics Business has performed significantly better than expectations, the Nonclinical Business has performed significantly below expectations, and the DRS Business has performed slightly better than expectations. As a result, the Company expects full year total consolidated net losses to be $19 to $21 million, an improvement from previous guidance of $26 to $28 million. This revised forecast excludes the impact of the goodwill impairment, assumes up to $14 million in total investment in the DRS Business for 2005, and is primarily the result of the continued improvement in the Genomics Business.
     For the full year 2005, the Company expects total revenue to be $76 to $78 million, down from previous guidance of $83.5 to $85.5 million. This revised forecast is based on the revenue shortfall in the Nonclinical Business.
     The Company reaffirms its expectation of it's a 2005 year end cash balance of approximately $70 to $75 million.
     Finally, the Company reaffirms that in 2007 it will achieve profitability during the year and it will have positive cash flows during the year. The Company also reaffirms that this specific forecast does not include the impact of changing rules concerning expensing of stock-based compensation, which will be effective for the Company beginning in 2006.

     DRS Business:

     The Company reaffirms its commitment to making a significant investment in this segment, with an anticipated total investment of up to $14 million in 2005. The Company continues to expect to maintain this level of annual investment through at least 2007.
     The Company reaffirms its expectation of signing two (2) repositioning agreements in 2005. The Company satisfied one of these two agreements with the recent repositioning agreement with Pfizer, Inc.
     Finally, the Company now anticipates it will have initiated repositioning work on more than 30 drug candidates by year end, an improvement from a previous forecast of 20.

     Conference Call and Webcast

     Gene Logic will host a conference call and webcast on October 28, 2005 at 9:00 a.m. Eastern to discuss the results for the third quarter of 2005 and the revised financial guidance. Participants to the live call may dial 800/259-0251 or 617/614-3671; alternatively, a webcast of the live call will be accessible from the Investors section of the Company's website at www.genelogic.com.
     A replay of the call will be available beginning October 28, 2005 through November 11, 2005. Participants to the replay may dial 888/286-8010 or 617/801-6888 and use the passcode 46609086. An archived webcast of the conference call will be available under the Investors section of the Company's website at www.genelogic.com.

     Gene Logic Overview

     Gene Logic is leading the transformation of pharmaceutical research and development with its extensive gene expression databases, pioneering efforts in toxicogenomics, sophisticated bioinformatics expertise, specialty nonclinical services testing capabilities and cutting edge technology program for drug repositioning. Gene Logic technologies and services are used by many of the world's top pharmaceutical and biotechnology companies. Over 150 organizations and government agencies have benefited from Gene Logic's diverse portfolio of drug development services, enabling them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. Founded in 1994, Gene Logic is headquartered in Gaithersburg, Md., with additional research and development facilities in Cambridge, Mass. and Berkeley, Calif. The Company maintains customer support operations in Europe and Asia and currently has about 450 employees worldwide. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.

     Safe Harbor Statement

     This news release contains forward-looking statements that involve significant risks and uncertainties; including those discussed below and others that can be found in our Annual Report on Form 10-K for the year ended December 31, 2004 (filed on March 16, 2005) and in subsequent filings made with the Securities and Exchange Commission. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

     No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company's results may be affected by: the extent of utilization of genomics, toxicogenomics, bioinformatics, nonclinical services contract research and drug repositioning and selection by the pharmaceutical and biotechnology industry in research and product development; our ability to retain existing and obtain additional domestic and international customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; merger and acquisition and other consolidation trends among pharmaceutical and biotechnology companies; levels of industry research and development spending; risks relating to the development of genomics and toxicogenomics-based services and their use by existing and potential customers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply customers with additional data as required under some of our genomics and toxicogenomics services contracts; risks relating to the fact that our contracts with our Japanese customers are payable in foreign currency beginning in 2005 and may be subject to fluctuations due to changes in currency exchange rates; our ability to achieve sufficient growth and consistent operational performance of our nonclinical services contract research operations, including achieving optimal use of facilities and facility capacity and adequate quality of studies; our ability to comply with, and to provide studies that are compliant with, regulatory requirements, including those of the FDA, DEA, and AAALAC; our ability to attract and retain key employees; our continued access to necessary human and animal tissue samples; the availability of large animals for clinical testing; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; our ability to limit losses from certain fixed price contracts for nonclinical services; technological advances or alternative technologies, methodologies and services that may make our genomics and toxicogenomics services, nonclinical services and/or drug repositioning and selection services less competitive; risks associated with valuation of assets representing acquired businesses; our ability to successfully develop and commercialize the Horizon technologies acquired from Millennium Pharmaceuticals, Inc., and our related drug repositioning and selection services, and our ability to successfully develop new indications for compounds, and to realize value from such results of our services.

     Financial tables follow.


                                 Gene Logic Inc.
                             Statement of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Revenue:
  Genomics and toxicogenomics
   services                    $ 11,719  $ 11,921  $ 39,125  $ 38,395
  Nonclinical services            5,257     5,109    17,510    17,478
  Drug repositioning and
   selection services               102       -         316       -
                               --------- --------- --------- ---------
        Total revenue            17,078    17,030    56,951    55,873

Expenses:
  Cost of nonclinical services    7,174     6,905    20,988    19,510
  Database production             7,340     9,971    23,546    32,580
  Research and development        1,818       673     4,659     1,392
  Selling, general and
   administrative                 8,292     6,188    23,559    18,517
  Purchased research and
   development                      -       9,083       -       9,083
  Impairment of goodwill         32,794       -      32,794       -
                               --------- --------- --------- ---------
        Total expenses           57,418    32,820   105,546    81,082
                               --------- --------- --------- ---------
        Loss from operations    (40,340)  (15,790)  (48,595)  (25,209)

Interest (income), net             (727)     (367)   (1,844)     (985)

Other (income) expense             (133)      -        (560)      -
                               --------- --------- --------- ---------
        Net loss before income
         tax expense            (39,480)  (15,423)  (46,191)  (24,224)

Income tax (credit) expense         -        (814)      -         287
                               --------- --------- --------- ---------
        Net loss               $(39,480) $(14,609) $(46,191) $(24,511)
                               ========= ========= ========= =========
Basic and diluted net loss per
 share                         $  (1.24) $  (0.46) $  (1.46) $  (0.78)
                               ========= ========= ========= =========
Shares used in computing basic
 and diluted net loss per
 share                           31,756    31,600    31,736    31,439
                               ========= ========= ========= =========


Note: Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.




                                 Gene Logic Inc.
                Consolidated Condensed Balance Sheets
                                 (in thousands)

                                                  Sept. 30, Dec. 31, 2005 2004
                                                 ----------- ---------
                                                 (unaudited)
                     ASSETS
Current assets:
   Cash and cash equivalents                     $   56,454  $ 53,237
   Marketable securities available-for-sale          34,856    49,678
   Accounts receivable, net                           3,511     4,953
   Unbilled services                                  5,610     6,406
   Inventory, net                                     4,273     1,683
   Prepaid expenses                                   3,059     2,210
   Other current assets                               1,171     2,185
                                                 ----------- ---------
        Total current assets                        108,934   120,352
Property and equipment, net                          30,482    23,034
Long-term investments                                 3,239     4,239
Goodwill                                             12,913    45,707
Intangibles and other assets, net                    12,995    13,749
                                                 ----------- ---------
        Total assets                             $  168,563  $207,081
                                                 =========== =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                              $    5,641  $  5,256
   Accrued compensation and employee benefits         6,664     3,990
   Other accrued expenses                             4,627     4,629
   Current portion of capital lease obligations         145       136
   Current portion of long-term debt                    496       494
   Acquired technologies payable                      3,455       -
   Deferred revenue                                  15,840     9,788
                                                 ----------- ---------
        Total current liabilities                    36,868    24,293
Deferred revenue                                      1,375     3,595
Capital lease obligations, net of current
 portion                                                 94       204
Long-term debt, net of current portion                  139       174
Acquired technologies payable                           -       3,347
Other noncurrent liabilities                          3,535     2,640
                                                 ----------- ---------
        Total liabilities                            42,011    34,253
                                                 ----------- ---------
Stockholders' equity:
   Common stock                                         318       317
   Additional paid-in capital                       385,560   385,313
   Accumulated other comprehensive loss                (469)     (136)
   Accumulated deficit                             (258,857) (212,666)
                                                 ----------- ---------
        Total stockholders' equity                  126,552   172,828
                                                 ----------- ---------
        Total liabilities and stockholders'
         equity                                  $  168,563  $207,081
                                                 =========== =========




TABLE A: GAAP to Non-GAAP Net Loss Reconciliation

                           Gene Logic Inc.
            Reconciliation of GAAP to Non-GAAP Information
               (in thousands, except per share amounts)
                                   (unaudited)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Items:
   Total expenses for Drug
    Repositioning and
    Selection Services         $  3,223  $    816  $  8,353  $    816
   Purchased research and
    development                     -       9,083       -       9,083
   Impairment of goodwill        32,794       -      32,794       -
   Income tax (credit) expense      -         814       -         814
                               --------- --------- --------- ---------
   Total items                 $ 36,017  $ 10,713  $ 41,147  $ 10,713
                               ========= ========= ========= =========

GAAP net loss                  $(39,480) $(14,609) $(46,191) $(24,511)
Adjusted for items above         36,017    10,713    41,147    10,713
                               --------- --------- --------- ---------
   Non-GAAP net loss           $ (3,463) $ (3,896) $ (5,044) $(13,798)
                               ========= ========= ========= =========

GAAP basic and diluted net
 loss per share                $  (1.24) $  (0.46) $  (1.46) $  (0.78)
Adjusted for items above           1.13      0.34      1.30      0.34
                               --------- --------- --------- ---------
   Non-GAAP basic and diluted
    net loss per share         $  (0.11) $  (0.12) $  (0.16) $  (0.44)
                               ========= ========= ========= =========

Shares used in computing basic
 and diluted net loss per
 share                           31,756    31,600    31,736    31,439
                               ========= ========= ========= =========


     CONTACT: Gene Logic Inc., Gaithersburg
              Investors/Media
              Robert G. Burrows, 301-987-1824
              rburrows@genelogic.com
                  or
              Investors
              Philip L. Rohrer, Jr., 301-987-1700
              prohrer@genelogic.com
                  or
              Media
              Christopher Culotta, 301-987-1752
              cculotta@genelogic.com